Exhibit 10.4

EMPLOYMENT CONTRACT

THIS EMPLOYMENT CONTRACT dated this 3rd day of January 2017 BETWEEN:

PyraMax Bank, FSB (the “Employer”)

-AND-

Thomas Peterson (the “Employee”)

IN CONSIDERATION OF the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

1.

This is a three-year employment contract in which the Employer has obligated itself to continue to employ Employee for a term of 36 months unless Employee voluntarily terminates his employment, or he is terminated for breach of this agreement or for other Just Cause as further explained in paragraph 15 hereof. The Employee will commence employment with the Employer on the 9th day of January “Commencement Date”). After 36 months from the Commencement Date Employee will become an employee “at will” and his salary, compensation benefits will be determined by Employer without the restrictions contained in this Agreement. Thirty- six months after the Commencement Date, paragraphs 6-16 hereof will become null and void. The provisions of paragraphs 17-36 will survive the Employee’s transition to an employee “at will” and will continue throughout his employment with Employer and after termination as written in paragraphs 23 and 24 below.

Job Title and Description

2.

The Employer agrees to employ the Employee as its Chief Lending Officer Senior Vice President Commercial Lending. The Employee will be expected to perform the job duties defined in Employer’s Policies and as directed by Employer’ s CEO from time to time.

3.

The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.

4.

The Employee agrees to abide by the Employer’s rules, regulations, and practices, including those concerning confidential information, work schedules, PTO and sick leave, as they may from time to time be adopted or modified.

Employee Compensation

5.

Compensation paid to the Employee for the services rendered by the Employee as required by this Agreement (the “Compensation”) will include a Salary of $175,000.00 (USD) per year (hereinafter the “Salary”) payable pursuant to employer’s payment policies.

6.

This Salary will be payable according to employer’s policy until this agreement or employee’s subsequent “at will” employment is terminated. The Employer is entitled to deduct from the Employee’s Salary, or from any other compensation in whatever form, any applicable deductions and remittances as required by law.

7.

The Employee understands and agrees that any additional compensation paid to the Employee in the form of bonuses or other similar incentive compensation will rest in the sole discretion of the Employer and be earned and paid pursuant to Employer’s policies. During the first 36 months of employment, the Employee will have an annual incentive target of up to 30% of Salary based on production.

8.

The Employer will reimburse the Employee for all reasonable expenses, in accordance with the Employer’s policy as in effect from time to time, including but not limited to, travel and entertainment expenses incurred by the Employee in connection with the business of the Employer. Expenses will be paid within a reasonable time after submission of acceptable supporting documentation.

Employee Benefits

9.

The Employee will be entitled to only those additional benefits that are currently available as described in the Employer’s employment booklets and manuals or as required by law. Benefits to which employee is entitled may be changed from time to time as Employer may determine.

10.

Employer discretionary benefits are subject to change, without compensation, upon the notice of that change pursuant to Employer’s policies and providing that any change to those benefits is taken generally with respect to other employees and does not single out the Employee.

11.

The additional benefits described in the letter offer of employment from Monica Baker dated November 9, 2016 which is attached will also be provided during the term of this agreement until termination as provided in paragraphs 15-18 or until 36 months after the Commencement Date, whichever is earlier.

Personal Time Off (PTO)

12.	The Employee will be entitled to 33 personal days per year. For the year 2017, PTO will prorated from the Commencement Date. PTO for any partial year of employment will be similarly prorated.

13.	The times and dates for any PTO will be determined by mutual agreement between the Employer and the Employee.

14.	Upon termination of employment, the Employer will pay compensation to the Employee for any accrued and unused PTO.

Termination of Employment

15.

Where the Employee has breached any reasonable term of this Agreement or where there is just cause for termination, the Employer may terminate the Employee’s employment without notice, as permitted by law.

16.

In the event that Employer terminates Employee’s employment without just cause prior to the date on which Employee completes 36 months of employment, Employee shall be entitled to continue to receive the Salary defined herein at paragraph 6, and only the Salary defined herein, to the day which is 36 months after his first day of active employment with Employer.

17.

If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with notice of three (3) weeks. As an alternative, if the Employee co-operates with the training and development of a replacement, then sufficient notice is given if it is sufficient notice to allow the Employer to find and train the replacement. In the event Employee notifies Employer he is terminating his employment with Employer, notwithstanding any provision herein to the contrary, Employer may elect to immediately terminate this contract or select any other termination date earlier than that given by the Employee and such date will be deemed to have been mutually agreed upon by both parties.

18.

The Termination Date specified by the Employee may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the wage, accrued PTO and banked time, if any, calculated to the Termination Date.

19.	Except pursuant to the terms of paragraph 16 above, after termination Employee will be entitled to receive only those employee benefits required by law which are applicable to all former employees.

Conflict of Interest

20.	During the term of Employee’s active employment with Employer, he agrees to comply with Employer’s policies on conflict of interest.

21.

During the term of the Employee’s active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that the Employer, in its reasonable discretion, determines to be in conflict with the best interests of the Employer without the written consent of the Employer, which consent will not be unreasonably withheld. Employee agrees to inform Employer of any activities he engages in for compensation during his employment with Employer.

Compliance with Employer’s Policies and Regulatory Policies and Procedures

22.

During the term of the Employee’s employment with Employer, Employee agrees to comply with Employer’s policies and procedures. Employee understands and agrees that Employer’s business is governed and restricted by a number of Federal and State regulations, policies and procedures. Employee agrees to know and comply with all Federal and State regulations, policies and procedures which apply to his activities on behalf of Employer.

23.	Restrictive covenants.

a)

Executed contemporaneously with this agreement is a ‘‘Non-compete and Confidential Information” agreement. The mutual promises made in this agreement is part of the consideration provided for that Non-compete and Confidential Information agreement. The terms of that Non-compete and Confidential Information agreement survive termination of employment for the periods of time stated in and pursuant to the provisions of that Non- compete and Confidential Information agreement.

Contract Binding Authority

24.

Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or, commitments for or on the behalf of the Employer except as specifically authorized by Employer in writing.

Remedies

25.

In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee’s partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

Severability

26.

The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties’ intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

27.

Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or by email to the parties at the following addresses or as the parties may later designate in writing:

a. Employer:

Name:	PyraMax Bank, FSB, Attn: Monica Baker

Address:	7001 W. Edgerton Ave., Greenfield, WI

Email:	mbaker@pyramaxbank.com

b. Employee:

Name:	Thomas Peterson

Address:	312 W. Lilac Ln., Grafton, WI 53024

Email:	Souperpetel@yahoo.com

Modification of Agreement

28.

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

29.	This Agreement will be construed in accordance with and governed by the laws of the state of Wisconsin.

Definitions

30.	For the purpose of this Agreement the following definitions will apply:

a

“Customer Information” means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, or received by customers of the Employer.

b.

“Termination Date” means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

General Provisions

31.	Time is of the essence in this Agreement.

32.

No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

33.	This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

34.	This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

35.

This Agreement and the attached Employment Contract and the letter of Monica Baker constitute the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement, the attached Employment Contract and letter of Monica Baker.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 3rd day of January 2017.

EMPLOYER:
PyraMax Bank, FSB

By:	/s/ Chuck Mauer	(SEAL)

EMPLOYEE:

/s/ Thomas Peterson
Thomas Peterson

NON-COMPETE AND CONFIDENTIAL INFORMATION AGREEMENT

The parties to this Agreement acknowledge that the undersigned Tom Peterson, (hereinafter referred to as “Employee”) has been offered an employment contract with PyraMax Bank, FSB, (hereinafter sometimes referred to as “PyraMax Bank” or the “Bank”). The parties also acknowledge that in the course of Employee’s employment with PyraMax Bank, he will be given certain Confidential Information (as further defined herein) and that this information will be essential to Employee’s performance of his/her job at PyraMax Bank. Employee and the Bank acknowledge that part of Employee’s compensation is based on performance and that without access to the Bank’s Confidential Information Employee’s performance and compensation would be reduced.

In consideration of Employee’s employment agreement with PyraMax Bank, and access to the Bank’s Confidential Information, which consideration the Employee acknowledges is good and sufficient consideration for this Agreement, Employee and PyraMax Bank hereby agree as follows:

1.	Restrictive Covenants.

(a) Confidential Information. Employee acknowledges that the Bank has created and maintains at great expense strategic plans, sales data and sales strategy, methods, products, procedures, processes, techniques, financial information, customer lists, personal customer data, pricing policies, personnel data and other similar confidential and proprietary information, and has received from its customers certain confidential and proprietary information (collectively, the “Confidential Information”). Employee further acknowledges that the Bank has taken and will continue to take actions to protect the Confidential Information. Accordingly, the Employee agrees that during the term of the Employee’s employment with the Bank, and until the sooner of (i) such time as the Confidential Information becomes generally available to the public through no fault of the Employee or other person under the duty of confidentiality to the Bank, (ii) such time as the Confidential Information no longer provides a benefit to the Bank, or (iii) two (2) years after the termination of the Employee’s employment with the Bank, the Employee will not, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic territory in which the Bank or any of the Bank’s customers do business, any Confidential Information the Employee acquired while employed by the Bank. The requirements of confidentiality and the limitations on use and disclosure described in this Agreement shall not apply to Confidential Information that the Employee can demonstrate by clear and convincing evidence, at the time of disclosure by the Bank to the Employee, was known to the Employee as evidenced by the Employee’s contemporaneous written records. The parties hereto agree that nothing in this Agreement shall be construed to limit or negate the law of torts or trade secrets where it provides the Bank with broader protection than that provided herein.

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(b) Return of Bank Property. The parties hereto acknowledge that any material (in computerized or written form) that the Employee obtained in the course of performing the Employee’s employment duties are the sole and exclusive property of the Bank, the Employee agrees to immediately return any and all records, files, computerized data, documents, Confidential Information or proprietary information. or any other property owned or belonging to the Bank in the Employee’s possession or under his or her control, without any originals or copies being kept by the Employee or conveyed to any other person. upon the Employee’s separation from employment or upon the Bank’s request.

(c) Non-Interference with Customers, Employees. For a period of twelve (12) months following the termination of the Employee’s employment with the Bank for any reason, the Employee will not, directly or indirectly, on behalf of him/himself or any other person. entity or enterprise, do any of the following:

(i) solicit or accept business from any person or entity who is an Active Customer (as defined below) of the Bank, a Subsidiary of the Bank. or any of Bank’ s affiliates, with whom the Employee has had business contact during the twelve (12) month period prior to the termination of the Employee’s employment with the Bank (the “Reference Period”) for the purpose of providing competitive products or services similar to those provided by the Employee during the Reference Period;

(ii) request or advise any of the Active Customers, suppliers or other business contacts of the Bank who have business relationships with the Bank and with whom the Employee had business contact during his/her employment with the Bank to withdraw, curtail or cancel any of their business relations with the Bank;

(iii) induce or attempt to induce any employee or other personnel of the Bank to terminate his or her relationship or breach his/her employment relationship or other contractual relationship, whether oral or written, with the Bank; provided, however, that nothing shall-prevent a future employer of the Employee from hiring such employee or other personnel if the Employee does not otherwise violate this provision.

“Active Customer” shall mean any customer or prospective customer of the Bank which, within the Reference Period, either received any products or services supplied by or on behalf of the Bank or was the recipient of at least two (2) business contacts by any personnel of the Bank (including the Employee).

(d) Remedies. Notwithstanding any other provision of this Agreement, if the Employee breaches any provision of this Paragraph 1, the Bank shall be entitled to injunctive and other equitable relief (without the necessity of showing actual monetary damages or of posting any bond or other security): (i) restraining and enjoining any act with would constitute a breach. or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach, as well as any other remedies available to the Bank, including monetary damages. Upon the Bank’s request, the Employee shall provide reasonable assurances and evidence of compliance with the restrictive covenants set forth in this Paragraph 1. If any court of competent jurisdiction shall deem any provision in this Paragraph 1 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision to the point of greatest restriction permissible by law. The restrictive covenants set forth in this Paragraph 1 shall survive the termination of this Agreement, and the Employee’s termination of employment for any reason, and the Employee shall continue to be bound by the terms of the Paragraph 1 as if this Agreement was still in effect.

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3. Employee and the Bank agree that any action, legal or equitable, concerning the validity, enforcement or applicability of this Agreement to any set of circumstances shall be brought in the Circuit Court of Milwaukee County, State of Wisconsin.

4. Employee hereby irrevocably submits him/herself to the jurisdiction of the Circuit Court of Milwaukee County, State of Wisconsin and waives all objections to personal jurisdiction for the purpose of any action brought to enforce this Agreement or to contest the validity of any of the terms of this Agreement.

5. This Agreement contains the entire agreement of the parties regarding the subject matter hereof. This Agreement may be modified only by a duly authorized writing executed by both parties.

Dated: 1/3/17

Employee:	/s/ Thomas Peterson
Tom Peterson

PyraMax Bank, FSB, by:
/s/ Chuck Mauer
CCO
Name and Title

..,

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